EXHIBIT 14

                   THE CHANCELLOR GROUP AND GRYPHON PRODUCTION
                                 CODE OF CONDUCT

A Message About the Code from the CEO:

To All Officers, Foreman/Managers, and Directors of The Chancellor Group And Gryphon Production Company:

      One of our most valuable assets is our integrity. Protecting this asset is the job of everyone in the Company. To that end, the Board of Directors has established a Code of Business Conduct and Ethics to help all of us, including the Board, comply with the law and maintain the highest standards of ethical conduct. The Code does not cover every issue that may arise, but sets out basic principles and a methodology to help guide all of us in the attainment of this common goal. Our reputation is upheld and enhanced- or diminished- by each person's decisions, actions, and sense of business ethics. We expect our agents and representatives to have similar standards of ethics and codes of conduct.

Please note that in addition, a Code of Conduct with similar relevant provisions has been established for all non-senior employees.

      Please read this document carefully, understand its contents, and then apply the principles it states in the course of your work. Such conduct is not only the right thing to do, it is the law. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the procedures described in Section 17 of the Code.

      As you all know, our reputation is integral to our success, and reputation comes from our actions on a continuous basis. Your performance in conducting our business in a manner that is consistent with the principles contained in the Code will enable us to keep and enhance that reputation.

                                        Thank you

                                        Brad Fischer
                                        Chief Executive Officer

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             CHANCELLOR GROUP AND GRYPHON PRODUCTION CODE OF CONDUCT

1. Who is responsible for Our reputation and business ethics?

      ALL of us are responsible for our reputation. One single employee's act can have a very damaging effect on our reputation.

Our reputation is based on our individual business conduct. Every interaction, both inside and outside the Company, is an opportunity for us to demonstrate our integrity. Ethical business conduct is a part of everyone's job. We do not change our standards because competitors, suppliers, or customers behave differently, or in order to meet financial goals.

Each Officer Foreman/Manager, and Director is responsible for the integrity of his or her own work. This Code of Conduct outlines our expected behaviors and practices. If we fail to comply with the Code, we risk being disciplined or terminated, and if we have broken a law, we may also be personally liable for that violation.

Initially, all Officers, Foremen/Managers, and Directors will be provided a copy of the Code of Conduct, and will be asked to confirm that they have read and understand it. Subsequently, all new Officers, Foremen/Managers, and Directors will be required to do the same. Following the initial provision and understanding of the Code, all Officers, Foreman/Managers, and Directors will be provided with all revisions to the Code and will be required to affirm their compliance with the code annually. This affirmation will be obtained from a simple form such as the one provided along with the code.

Each Foreman/Manager is responsible for ensuring that their employees understand and comply with the Code, for discussing business practice situations with their employees, and for responding promptly to concerns raised by any employee. Each Foreman/Manager is responsible for their employees' actions, and is subject to discipline or dismissal if they participate in, direct, or approve an employee's improper actions, or are or become aware of such actions and do not act appropriately to correct them.

We all are also individually responsible for reporting wrongdoing. If a Standard or law has been broken, report it promptly to the Chief Financial Officer, or another appropriate Company representative as described below.

2. What should you do if you have a concern about business practices and the Code?

      All Officers, Foremen/Managers, and Directors should report any violation or suspected violation of this Code to the appropriate person.

      The Company's efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that Officers, Foreman/Managers, and Directors bring any instance, occurrence or practice that they, in good faith, believe is inconsistent with or in violation of this Code to the attention of the Chief Financial Officer. The following is an approach to dealing with potential problem situations. At all times maintain a professional demeanor when dealing with such situations.

            o In the event you believe a violation of the Code has occurred, or you have observed or become aware of conduct which appears to be contrary to the Code, immediately discuss the situation with your supervisor. If it would be inappropriate to discuss the issue with this individual, you should contact the Chief Financial Officer, or the President. These people will promptly listen to your concerns and assess the situation.

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            o Every Officer, Foreman/Manager, and Director is expected to become familiar with and to understand the requirements of the Code. If you become aware of a suspected violation, do not try to investigate it or resolve it on your own. Prompt disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. A violation of the Code is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass someone or put him or her in a false light. Reports of suspected violations should always be made in good faith.

            o No one will be punished for asking about or reporting questionable conduct. In cases in which an Officer, Foreman/Manager, or Director reports a suspected violation and is not engaged in the questionable conduct, the Company will attempt to keep its discussions and actions confidential to the greatest extent possible. In the course of its investigation, the Company may find it necessary to share information with others on a "need to know" basis. No retaliation shall be taken against any individual for reporting questionable conduct or suspected violations of the Code.

3. Compliance with Laws, Rules, and Regulations

      The Company seeks to comply with both the letter and spirit of all applicable laws and regulations in all countries in which it operates.

      The Company is committed to full compliance with the laws of the cities, states and countries in which it operates. This includes, for example, those relating to antitrust and promoting fair competition, preventing bribery, illicit payments and corruption, insider trading, and labor practices, among others.

4. Corporate Opportunities

      Officers, Foreman/Managers, and Directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

      Examples of prohibited conduct by Officers, Foreman/Managers, and Directors with respect to corporate opportunities include, but are not limited to:

            o taking for themselves opportunities that are discovered through the use of corporate property, information, or position;

            o Using corporate property, information, or position for personal gain;

            o Competing with the Company.

      If an Officer, Foreman/Manager, or Director has any doubt concerning his or her obligations with respect to any opportunity that presents itself to them, the individual should seek advice from the Chief Financial Officer.

5. Fair Dealing

      Our goal is to be regarded as a company that does business with integrity.

      Each Officer, Foreman/Manager, and Director should endeavor to deal fairly with the Company's customers, suppliers, competitors, and employees. Under federal and state laws, the Company is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. No Officer, Foreman/Manager, or Director should take unfair advantage of anyone through manipulation, concealment, abuse of confidential information, misrepresentation of material facts, or any other unfair-dealing practice.

      Examples of prohibited conduct include, but are not limited to:

            o     Bribery or payments:

                  o     To induce business or breaches of contracts by others;

                  o To influence judgment or conduct or ensure a desired outcome or action;

                  o To win or retain business or influence any act or decision of a government official

                  o     To gain improper advantage

            o     Business being conducted with a family member or relative.

            o Acquiring a competitor's trade secrets through bribery or theft;

            o Making false, deceptive or disparaging claims or comparisons about competitors or their products or services;

            o     Mislabeling products or services; or

            o Making affirmative claims about the Company's products and services without having a reasonable basis for doing so.

      In addition, any public statements by or on behalf of the Company should always be accurate and have a reasonable basis in fact. Public statements may include such things as advertising, promotional activities and sales presentations.

6. Compliance with Accounting and Disclosure Control Policy

Our goal is to maintain accurate financial reports, and to keep our investors informed about the Company.

         All Officers, Foreman/Managers, and Directors shall abide by all Accounting and Disclosure Controls set forth in the policy. (1) This policy is formulated to ensure that all financial data is properly gathered, tabulated and reported in the Company's records and that information from all areas of the Company that might be of interest to investors is forwarded to management for consideration for inclusion in public disclosure. A standing Disclosure Committee is established, consisting of officers and managers/foremen, to review the Company's proposed disclosure, and make any additions or modifications that each member deems to be of such potential interest. The members also certify their submissions.

7. Insider Trading

      Officers, Foreman/Managers, and Directors should never trade securities on the basis of confidential information acquired through their Company relationship.

      Federal law and Company policy prohibit Officers, Foremen/Managers, and Directors, directly or indirectly, from purchasing or selling Company stock through the use of confidential information concerning the Company. All non-public information about the Company should be considered confidential information. No Officer, Foreman/Manager, or Director should buy or sell "options" in Our stock.

      This same prohibition applies to trading in the stock of other publicly held companies, such as existing or potential customers or suppliers, on the basis of confidential information. The "tipping" of others who might make an investment decision on the basis of this information is also illegal.

      If you have a question concerning appropriateness or legality of a particular securities transaction, it is imperative that you consult with the Company's Chief Financial Officer. (2)

8. Conflicts of Interest

      An Officer, Foreman/Manager, or Director should avoid any situation in which his or her personal interests conflict or might appear to conflict with the Company's interests.

      Officers, Foremen/Managers, and Directors should avoid entering into situations in which their personal, family, or financial interests may conflict with those of the Company, unless the potential conflict situation is reviewed and expressly approved in writing, in advance, by the Board of Directors. The following are examples of potential conflicts:

            o Business is done with a family member or relative.

            o An Officer, Foreman/Manager, or Director, or a member of his or her family, receives personal benefits as a result of his or her position in the Company including receiving valuable gifts from those seeking to or doing business with the Company;

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(1) A complete description of the Company's Accounting and Disclosure Control
policy can be obtained from the Company's CFO.

(2) A more complete description of the Company's insider trading compliance policy can be obtained from the Company's CFO.

            o An Officer, Foreman/Manager, or Director takes actions or has interests that make it difficult to perform his or her Company work objectively and effectively;

            o An Officer, Foreman/Manager, or Director is employed simultaneously by a competitor, customer, or supplier;

            o An Officer, Foreman/Manager, or Director has a financial interest in a customer, supplier, or competitor that is significant enough to influence the individual's business conduct. All financial interests in a customer, supplier, or competitor, other than an open market investment in publicly traded mutual funds or security equal to less than 5% of the individual's net worth, must be disclosed to the CEO, upon adoption of this Code, or before becoming an Officer, Foreman/Manager, or Director and at all times thereafter. The CEO must approve subsequent proposed financial interests in a customer, supplier, or competitor greater than that amount, in advance.

            o An Officer, Foreman/Manager, or Director acquires an interest in property (such as real estate, patent rights, or securities) where the Company has, or might have, an interest;

            o An Officer, Foreman/Manager, or Director divulges or uses the Company's confidential information - such as technical data or specifications, financial data, customer information, and computer programs - for his or her own personal or business purposes.

      Directors shall disclose to the Chief Financial Officer or President, and the Chairman of the Corporate Governance and Nominating Committee any business relationship with any competitor, customer, or supplier of the company, or any other potential conflict of interest.

Conflicts are not always clear-cut. If an Officer, Foreman/Manager, or Director becomes aware of a conflict, potential conflict, or has a question as to a potential conflict, the employee, officer, or director should consult with higher levels of management or the Company's Chief Financial Officer and/or follow the procedures described in Section 17 of the Code. If an Officer, Foreman/Manager, or Director becomes involved in a situation that gives rise to an actual conflict, the individual must inform higher levels of management and the Company's Chief Financial Officer of the conflict.

9. Confidentiality

      All confidential information concerning Our Company obtained by Officers, Foreman/Managers, and Directors is the property of Our Company and must be protected.

      Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company, its customers, or its suppliers, if disclosed. Officers, Foreman/Managers ,and Directors must maintain the confidentiality of such information entrusted to them by the Company, its customers and its suppliers, except when the Company authorizes disclosure or when required by law. The obligation to keep this information confidential applies even to communications with family members.

      Examples of confidential information include, but are not limited to: the Company's trade secrets; business trends and projections; information about financial performance; new product or marketing plans; research and development ideas or information; manufacturing processes; information about potential acquisitions, divestitures and investments; stock splits, public or private securities offerings or changes in dividend policies or amounts; and existing or potential major contracts, orders, suppliers, customers or finance sources or the loss thereof.

      The obligations of an Officer, Foreman/Manager, or Director with respect to confidential information of the Company continue even after their employment relationship with the Company terminates.

10. Protection and Proper Use of Company Assets

      All Officers, Foreman/Managers, and Directors should protect our assets and ensure their proper use.

      Company assets are to be used only for legitimate business purposes of the Company and only by authorized individuals or their designees. This includes both tangible and intangible assets. Intangible assets include, but are not limited to: intellectual property such as trade secrets, patents, trademarks and copyrights; business, marketing and service plans; engineering and manufacturing ideas; designs; databases; Company records; salary information; and any unpublished financial data and reports. Unauthorized alteration, destruction, use, disclosure, or distribution of these assets violates Company policy and this Code. Any such action, as well as theft or waste of, or carelessness in using these assets have a direct adverse impact on the Company's operations and profitability and will not be tolerated.

      The Company provides computers, voice mail, electronic mail (e-mail), and Internet access to certain individuals for the purpose of achieving the Company's business objectives. As a result, the Company has the right to access, reprint, publish, or retain any information created, sent or contained in any of the Company's computers or e-mail systems of any Company machine. Officers or Foremen/Managers may not use e-mail, the Internet or voice mail for any illegal purpose or in any manner that is contrary to the Company's policies or the standards embodied in this Code.

      No Officer, Foreman/Manager, or Director should make copies of, or resell or transfer (externally or internally), copyrighted publications, including software, manuals, articles, books, and databases being used in the Company that were created by another entity and licensed to the Company unless he or she is authorized to do so under the applicable license agreement or by the "fair use" doctrine, such as for "backup" purposes. If you should have any question as to what is permitted in this regard, please consult with the Company's Chief Financial Officer.

11. Gifts and Gratuities

      No Officer, Foreman/Manager, or Director may solicit a gratuity or gift from an associate or supplier in conjunction with negotiating business on behalf of the Company. Honorariums given as a part of a scientific award or presentation are allowed. If a gift is received, unsolicited, use the following as a guide:

      1. If the value of the gift is $100.00 or less, the gift may be kept by the recipient, and the recipient should acknowledge the gift with a letter of thanks, with a copy of the letter to the CEO and Chief Financial Officer.

      2. If the value of the gift is more than $100.00 (or appears that it could be more than $100.00), the recipient should immediately notify the Chief Financial Officer, and deliver the gift to the company for appropriate disposition.

      Expenses for meals and entertainment as part of a seminar, convention, or business relationship meeting are not within the definition of gifts for purposes of this policy.

      Gifts to government employees are strictly forbidden by both federal and state governments. All other Company gifts require the prior approval of the President or the Chief Financial Officer.

12. Employment Practices

A. Drug/Alcohol-Free Workplace

      The Company recognizes the importance of maintaining a safe and healthy work environment for its staff and visitors. In addition, the federal Drug-Free Workplace Act of 1988 requires the Company to certify that it will provide a drug-free workplace and take specific steps to meet the standards of the law. Being under the influence of any drug and/or alcoholic beverage on the job creates serious risks to the health and safety of all personnel.

      The unlawful manufacture, distribution, dispensation, possession or use of a controlled substance or illegal drug by any person is prohibited in the workplace. In addition, no personnel shall report to work or perform any Company business - including but not limited to the operation of any vehicle on company business - whose appearance or odor reflects the illegal consumption of alcoholic beverages or illegal drugs.

      Personnel who are found to be in violation of this policy are engaged in serious misconduct and may be subject to disciplinary action up to and including discharge.

      Further, given reasonable cause* to suspect any person's use of illegal drugs and/or alcoholic beverages, the Company reserves the right to have such person tested for such use. The results of such tests shall be used to determine whether or not a violation of this policy has occurred and may be used to ascertain the extent of disciplinary action warranted by such violation, when appropriate. Any person who does not consent to and cooperate fully with the drug and/or alcohol testing procedure will be in violation of this policy.

            * Reasonable cause shall exist if a person has been involved in a workplace accident or an incident resulting in personal injury or damage to property, and/or a supervisory employee has a reasonable suspicion that a person is under the influence or impaired by drugs and/or alcohol based on any objective symptoms, such as factors related to the person's appearance, speech and/or other facts.

As a condition of working for the Company, all Personnel will:

      (a)   abide by the terms of this Drug/Alcohol-Free Workplace Policy, and

      (b) notify the Human Resources Office, in writing, of his/her criminal drug conviction no later than 5 days after such conviction.

      For purposes of this policy, "controlled substance" means a controlled substance in schedules I through V of section 202 of the Controlled Substances Act (21 U.S.C. 812), and as further defined by regulation at 21 CFR 1308.11 through 1308.15 and "illegal drug" means any drug (a) which is not legally obtainable or (b) which is legally obtainable but has not been legally obtained. The term includes prescribed drugs not legally obtained and prescribed drugs not being used for prescribed purposes.

B. Equality of Opportunity

      The Company is committed to provide equal opportunity throughout the Company without regard to race, color, age, religion, national origin, height, weight or sex, and with affirmative action consideration for the handicapped and Vietnam veterans.

      This policy applies to all Officers, Foremen/Managers, and Directors, and applicants for employment in connection with: hiring, placement, upgrading, transfer or demotion, recruitment, advertising or solicitation for employment, rates of pay or other forms of compensation, selection for training and layoff or termination.

      All Officers, Foremen/Managers, and Directors are expected to respect this Company policy in their daily interactions with other employees, customers, suppliers, and individuals who have dealings with Our Company.

C. Policy Against Harassment

      Our workplace is where we come to achieve and to create, and to be respected for our achievements and creations. Our will endeavor to provide a workplace free of the tensions that would be caused by ethnic, sexual, racial, religious, age-related, or other inappropriate remarks, slurs or jokes as well as animosity or unwelcome sexual advances or requests for sexual favors.

      Harassment can be words or actions that seem to be based on, race, sex, religion, color, weight, age, national origin, linguistic and language differences, sexual orientation, socio-economic status, handicap, or veteran status.

      Sexual harassment is a form of sex discrimination that violates Title VII of the Civil Rights Act of 1964 and includes unwelcome sexual advances, requests for sexual favors, and other inappropriate verbal or physical conduct of a sexual nature when submission to or rejection of this conduct explicitly or implicitly affects an individual's employment, unreasonably interferes with an individual's work performance or creates an intimidating, hostile or offensive work environment.

      Any individual who alleges harassment by another employee is encouraged to follow these steps:

      o Deal with it directly and inform the harasser that the conduct is unwelcome and must stop, and

      o     Contact the Chief Financial Officer and report the complaint.

      Complaints of harassment shall be investigated promptly and a determination will be made from the facts on a case-to-case basis. Confidentiality shall be maintained to the extent possible for both the complainant and the accused. A substantiated charge against an employee shall result in disciplinary action, which may include discharge, of the employee conducting inappropriate behavior. An employee will not be retaliated against for bringing inappropriate conduct by others to the Company's attention.

13. Quality and Regulatory Compliance

Our Company is subject to numerous international, federal and state laws. Other federal agencies also have applicable laws, regulations and guidelines, as do individual state governments. Our company's policies and procedures are in place to ensure that our activities are conducted in compliance with the federal and state laws and regulations.

14. Publication of the Code of Business Conduct and Ethics

      A copy of the most current version of the Company's Code of Business Conduct and Ethics will be maintained in the Company's offices. From time to time, the Company will sponsor employee-training programs in which the Code and other Company policies and procedures will be discussed.

16. Waivers of the Code of Business Conduct and Ethics

      Any waiver of this Code may be made only by the Board and will be promptly disclosed to shareholders.

17. Compliance Procedures

      The Company has established this Code of Business Conduct and Ethics as part of its overall policies and procedures. The Code applies to all Company Officers, Foremen/Managers, and Directors. The Code is based on the Company's core values, good business practices and applicable law. The existence of a Code, however, does not ensure that Officers, Foremen/Managers, or Directors will comply with it or act in a legal and ethical manner. To achieve optimal legal and ethical behavior, the individuals subject to the Code must know and understand the Code as it applies to them and as it applies to others. All Officers, Foremen/Managers, and Directors must champion the Code and assist others in knowing and understanding it.

            o The Corporate Compliance Officer is the Chief Financial Officer. The Compliance Officer is responsible for communicating, training and monitoring and overall compliance with the Code. The Compliance Officer will, with the assistance and cooperation of the Company's executives and managers, foster an atmosphere where employees are comfortable in communicating and/or reporting concerns and possible Code violations.

            o If any Officers, Foremen/Managers, or Directors believes that a violation of the Code has occurred or has observed or become aware of conduct which appears contrary to the Code, the employee or director shall immediately discuss the situation with a supervisor, officer, the Chief Financial Officer, or the CEO.

            o When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and good business practices. If the suspected violation appears to involve either a potentially criminal act or an issue of significant corporate interest, then the manager or investigator should immediately notify the CHIEF FINANCIAL OFFICER. If a suspected violation involves any executive officer, or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company's internal controls, the manager or investigator should immediately report the alleged violation to the CEO, or the Chief Financial Officer.

            o Disciplinary Actions. A supervisor, after consultation with the CEO, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company's policies and procedures for any employee who is found to have violated the Code. Such disciplinary action may include the termination of the employee's employment. Disciplinary action shall be documented, as appropriate.

            o Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Chief Financial Officer shall be responsible for complying with such reporting requirements.

            o Corrective Actions. In the event of a breach of the Code, the manager and the Chief Financial Officer should assess the situation to determine whether the breach is a problem that can be resolved by corrective action. Such corrective action shall be documented, as appropriate.

                 ANNUAL CERTIFICATE OF INTEGRITY AND COMPLIANCE

At our Company, we are expected to act with integrity in accordance with our Code of Conduct, and we quarterly review our activities and certify our compliance with the Code.

Please answer the following questions and complete the balance of the form.

      1) Do you have a copy of, and do you understand, the Code of Conduct?

                                 Yes____ No____

      2) Have you conducted our business activities in accordance with the Code of Conduct?

                                 Yes____ No____

      3) Have you complied with all Company internal accounting controls and procedures?

                                 Yes____ No____

      4) Have you been involved in raising, investigating, or resolving a Code of Conduct issue?

                                 Yes____ No____

      5) Do you wish to raise a Code of Conduct issue for corrective action in this certificate? If so, please describe the issue here.

For questions 1, 2, and 3 if you have answered "no", please provide a detailed explanation. Do you have any additional comments?

Name:
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Signature:
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Position:
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Date:
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